UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2012

GOLD RESOURCE CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	001-34857	84-1473173
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2886 Carriage Manor Point

Colorado Springs, CO 80906

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number including area code: (303) 320-7708

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) On November 2, 2012, management of Gold Resource Corporation (the “Company”) recommended and the Board of Directors of the Company, including all members of the Audit Committee of the Board of Directors, determined that the Company’s financial statements for the first and second quarters of fiscal 2012 contained an error related to the impairment of certain receivables and should be restated. The Company will file an amendment to its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, respectively, to amend and restate financial statements and other financial information for the three months ended March 31, 2012 and the six months ended June 30, 2012.

During the third quarter of 2012, the Company’s executive management became aware of an issue with large variances between the results of the Company’s preliminary assays used for determining the provisional sales price for its concentrate sales when compared to the assays obtained from samples after shipment to the buyer used to determine final sales price. Upon discovery of this issue, management conducted an investigation to determine the cause of the discrepancies and disputed any payment adjustments that were due from invoices where large variances had been identified. After the Company concluded its investigation, the Company and the buyer discussed issues identified that were related to control and chain of custody of the Company’s concentrates at the buyer’s concentrate yard and the parties agreed to settle the dispute. Since implementing additional security measures concerning the concentrate shipments, the Company has not experienced any additional problems with significant variances between the preliminary and final assays of its concentrates.

The settlement requires the buyer to accept the Company’s preliminary assays taken prior to shipment of its metal concentrates for April, May and June 2012 for final invoice and payment, but not the preliminary assays relating to February and March 2012, for which approximately 1,800 gold equivalent ounces will not be paid. As a result, the Company will restate its first and second quarter 2012 financial statements to reflect a net reduction to revenues of approximately $3.7 million for the six months ended June 30, 2012, of which $3.0 million represents the cash settlement with the buyer and $0.7 million represents a non-cash derivative adjustment.

The Company concluded that there was an internal control deficiency in its concentrate sales process that did not prevent or detect on a timely basis the material variance between preliminary assay samples of the concentrates taken at the mine site with those assay samples taken at the buyer’s warehouse. This deficiency constitutes a material weakness in the Company’s control over financial reporting. Management took immediate action to institute a remediation plan to correct the internal control deficiency. As of September 30, 2012, management believes the internal control deficiency has been remediated.

The Company’s Chief Financial Officer and the Chairman of the Audit Committee have discussed the matters disclosed in this filing with its independent registered public accounting firm, StarkSchenkein, LLP. As a result of the pending restatement, the previously issued financial statements for first and second quarter 2012 should no longer be relied upon.

Item 7.01 Regulation FD Disclosure.

On November 8, 2012, the Company issued a press release regarding the settlement with its concentrate buyer and the restatement of its financial statements. A copy of the press release is attached to this report as Exhibit 99.1.

The information furnished under this Item 7.01, including the exhibits, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by reference to such filing.

Item 9.01 Exhibits.

(d)	Exhibits. The following exhibits are furnished with this report:

99.1	Press Release dated November 8, 2012.

Cautionary Statement

With the exception of historical matters, the matters discussed in the press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained therein. Such forward-looking statements include, among others, statements regarding current and future exploration and development activities. Factors that could cause actual results to differ materially from projections or estimates include, among others, precious metals prices, economic and market conditions and future drilling results, as well as other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and other filings with the SEC. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement. Readers are cautioned not to put undue reliance on forward-looking statements.

U.S. investors should be aware that the Company has no “reserves” as defined by Guide 7 adopted by the United States Securities and Exchange Commission (SEC) and are cautioned not to assume that any part or all of the mineralization will ever be confirmed or converted into Guide 7 compliant “reserves.”

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

GOLD RESOURCE CORPORATION

Date: November 8, 2012	By:	/s/ William W. Reid
	Name:	William W. Reid
	Title:	Chief Executive Officer

Exhibit Index

The following is a list of the Exhibits furnished herewith.

Exhibit Number	Description of Exhibit

99.1	Press release dated November 8, 2012.